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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
VerticalNet, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of VerticalNet, Inc. of our reports dated January 28, 2000, with respect to the consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of VerticalNet, Inc.

We also consent to the use of our report dated July 29, 1999, except for footnote 7, as to which the date is August 10, 1999, with respect to the balance sheet of CertiSource, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1998, which report appears in the Form 8-K of VerticalNet, Inc. dated August 20, 1999.

                                                         /s/ KPMG LLP



September 15, 2000
Philadelphia, Pennsylvania